AMERIPRIME ADVISORS TRUST
                         1793 KINGSWOOD DRIVE, SUITE 200
                             SOUTHLAKE, TEXAS 76092



                                                     January 18, 2001


Securities and Exchange Commission
Public Filing Desk
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C.  20549

       RE:   AmeriPrime Advisors Trust- CIK No. 0001092949
             Request for Withdrawal of Amendment to Registration Statement on Form N-1A
             FILE NOS. 333-85083 AND 811-09541

Ladies and Gentlemen:

         The AmeriPrime Advisors Trust, a registered investment company (the "Trust"), hereby requests that Post-Effective Amendment No. 17 (the "Amendment") to the Trust's Registration Statement on Form N-1A, which was filed with the Securities and Exchange Commission on January 17, 2001 (accession number
0001035449-01-000031), be withdrawn, pursuant to Rule 477(a) under the Securities Act of 1933.

         The Amendment was not yet complete when the EDGAR service provider inadvertently filed a "live" filing instead of a "test" filing.

         If you have any questions regarding this withdrawal, please call JoAnn Strasser at 513-381-2121.


                                                     Very truly yours,

                                                     /s/
                                                     Robert A. Chopyak
                                                     Treasurer